MICHAEL GILLESPIE & ASSOCIATES, PLLC
CERTIFIED PUBLIC ACCOUNTANTS
10544 ALTON AVE NE
SEATTLE, WA  98125
206.353.5736

Exhibit 16.1

October 31, 2017

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: NATURAL HEALTH FARM HOLDINGS INC.

Dear Sirs/Madams:

The undersigned Michael Gillespie & Associates, PLLC previously acted as independent accountants to audit the financial statements of NATURAL HEALTH FARM HOLDINGS INC. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read the Form 8-K of NATURAL HEALTH FARM HOLDINGS INC to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing Form 8-K.

Very truly,

/S/ MICHAEL GILLESPIE & ASSOCIATES, PLLC